Exhibit 10.8



November 8, 2005


Mr. Keith G. LeBlanc
12819 Kingsbridge Lane
Houston, Texas 77077

Re:  Confidential Separation Agreement and General Release

Dear Keith:

This letter (the "Agreement") will confirm the arrangements we have discussed concerning your separation from Orion HealthCorp, Inc. (the "Company"). It constitutes our entire understanding regarding the terms of your separation.

Separation of Employment as President and Officer. Your last day of active employment as President of the Company and as an officer of any and all subsidiaries of the Company will be October 31, 2005 (your "Separation Date"). As of your Separation Date, except as expressly set forth in this Agreement, you will be relieved of all other duties and responsibilities and are no longer authorized to transact business or incur any expenses, obligations or liabilities on behalf of the Company. You understand that, after your Separation Date, you will not be eligible for, and agree that you will not seek, reemployment with the Company or with any of its parent, subsidiary, or affiliated business entities. However, you agree to be available to respond to future inquiries or reasonable requests for assistance from us related to matters arising during your employment with the Company. In addition, commencing November 1, 2005, you will serve as an independent contractor providing consulting services to the Company, and in that capacity, you will provide the following services: You agree to provide reasonable, good-faith assistance, as requested, to the Company to complete the sale of the Company's interests in the Memorial Village ASC and the San Jacinto ASC and to transition the Dover, Ohio facilities. You further agree to offer assistance, in person, at the Company's Dover, Ohio facilities once a month in the months of November and December 2005 and January 2006. You also agree to attend the MWE conference in January 2006 to introduce Terry Bauer to your contacts in the ASC industry and to assist Terry Bauer in identifying a new ASC acquisition target. You agree to cooperate with the Company in prosecuting or defending any lawsuits, administrative proceedings, or other legal proceedings (whether currently pending or brought in



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the future), based on matters that allegedly occurred or claims that allegedly arose during the time period in which you served as President of the Company or as an officer of any subsidiary of the Company, including but not limited to the Shirley Browne matter and the American International Industries matter. You agree and acknowledge that your compensation for performing such consulting services is included in the post-separation benefits described below, and that you will not be entitled to any additional compensation for your consulting services beyond the post-separation benefits described below. You understand and agree that in performing the consulting services described in this Agreement, you will be an independent contractor and not an employee of the Company, and as an independent contractor, you will be solely responsible for paying all taxes on the sums set forth in this Agreement as a consulting fee, and no tax withholdings will be made from the consulting fee by the Company.

Post-Separation Benefits. In exchange for your executing and not revoking this Agreement and abiding by its terms, the Company will provide post-separation benefits to you as follows:

(a) The Company will pay you a consulting fee in the total gross amount of Two Hundred Fifteen Thousand and no/100 Dollars ($215,000.00). This consulting fee will be paid in approximately equal increments on the Company's normal payroll dates for the period commencing on your Separation Date and continuing through October 31, 2006, (the "Consulting Fee Period"), but the incremental payments will not commence until the first regular payroll date after this Agreement becomes effective.

(b) Within ten (10) business days after this Agreement becomes effective, the Company will pay you a lump sum payment in the gross amount of One Hundred Twenty Five Thousand and no/100 Dollars ($125,000.00) for the closing of the sale of the Company's equity interests in the Dover, OH facilities.

(c) If you complete the sale of the Company's interests in the assets of the San Jacinto ASC and the terms of that sale are substantially the same as those set forth in most recent draft of the Letter of Intent for that sale, the Company will pay you a lump sum payment in the gross amount of Sixty-two Thousand, Five Hundred and no/100 Dollars ($62,500.00), within ten business days after the closing of the San Jacinto ASC asset sale.

(d) If you complete the sale of the Company's interests in the assets of the Memorial Village ASC and the terms of that sale are substantially the same as those set forth in the most recent Letter of Intent for that sale, the Company will pay you a lump sum payment in the gross amount of Sixty-two Thousand, Five Hundred Dollars and no/100 ($62,500.00), within ten (10) business days after the closing of the Memorial Village ASC asset sale.

(e) In the event the transactions described in section (c) and (d) fail to close, the Company will pay the respective $62,500.00 amounts in accordance with the Post Separation Benefits section (a) in equal incremental payments on the Company's normal payroll cycle, commencing on November 1, 2006 and continuing through October 31, 2007.



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(f) Following your Separation Date, you will be eligible to elect continued
group health insurance coverage pursuant to your rights under the Consolidated Omnibus Budget Reconciliation Act (COBRA). If you elect continued group health insurance coverage pursuant to COBRA, the Company will reimburse you for that portion of the monthly COBRA premium equal to the portion of the monthly group health insurance premium that the Company would have paid had you remained an active employee, provided you furnish the Company (Attention: CEO) with satisfactory documentation of your COBRA premium payments. Such reimbursement will continue until you terminate your COBRA continuation coverage or until October 31, 2006, whichever occurs first. You agree that you will promptly notify the Company in writing (Attention: CEO) if you terminate COBRA continuation coverage before October 31, 2006. During the Consulting Fee Period, you will not accrue paid time off (PTO). Also, you will not receive or be eligible for a car allowance or any benefits other than reimbursement for the Company's regular portion of the group health insurance coverage premiums, but the Company will reimburse you, following your submission of reimbursement requests supported by appropriate documentation, for reasonable out-of-pocket expenses incurred by you in the performance of the consulting services described in this Agreement.

(g) Of the total of 250,000 restricted stock units that the Board of Directors approved for you in December 2004, 125,000 of those units will vest on January 1, 2006, and the remaining 125,000 units will vest on January 1, 2007. You agree that you will refrain from trading any of the restricted stock units for a period of one year commencing on November 1, 2005 and that any trading of the restricted stock units after that one-year period will be subject to regulatory issues and volume limitations.

(h) You acknowledge that the payments described above and all other benefits and consideration contained herein are given to you in exchange for you executing this Agreement and abiding by its terms.

(i) The 320,000 stock warrants that you earned before your Separation Date are fully vested and exercisable for a period of ten (10) years from the original date on which they were granted in November 2003 at an exercise price of $0.34 per share. A new certificate will be issued within thirty (30) days of the Separation Date.

(j) You will also receive a lump sum payment, less applicable withholding, for accrued but unused paid time off (PTO) in the amount of 80.72 hours as effective October 31, 2005.

(k) Your entitlement to the benefits listed above shall not be affected by your obtaining other employment after your Separation Date. You will not be eligible to accrue paid time off or receive any other employment benefits after your Separation Date other than those that are specifically set forth above. No further amounts shall be due or owed to you from the Company for or in any way relating to or connected with your employment with the Company.



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

Tax Responsibility. You agree that you are responsible for the payment of any and all taxes due by you as a consequence of the payments made pursuant to this Agreement. You further agree to indemnify and defend the Company for any and all taxes and/or other assessments (except as withheld by the Company in accordance with the provisions of this Agreement expressly calling for withholdings by the Company) that the Company is or may become obligated to pay on account of any payments made pursuant to this Agreement. You acknowledge that you have had the opportunity to consult with a financial advisor of your choice concerning the tax implications of this Agreement and that you have received all of the information that you deem necessary to understand the tax consequences of this Agreement.

Return of Property. Except for items that you may need to perform your consulting services for the Company and items that you are permitted to retain by express provision of this Agreement, you represent that you have returned or agree that you will return to the Company on or before the Effective Date of this Agreement any and all Company property in your possession or control, including, but not limited to, all keys, credit cards, computers, cellular telephones, company car, and other personal items or equipment provided to you by the Company for use during your employment, together with all written or recorded materials, documents, computer discs, plans, records, notes, files, drawings, or papers, and any copies thereof, relating to the affairs of the Company, including in particular all notes or records relating to customers of the Company. Once you have completed your consulting services for the Company, you agree to return to the Company all remaining Company property still in your possession.

No disparagement. You understand and agree that your entitlement to the benefits agreed to above are conditioned on your continued support of the Company. You agree not to make any oral or written statement or take any other action that disparages or criticizes the Company, its management (including individual executives or managers) or practices, that harm the Company's good reputation, or that disrupts or impairs its normal, ongoing business operations. The Company agrees that it will not make any oral or written statement or take any other action that disparages or criticizes you or your management abilities, that harms your good reputation, or that disrupts or impairs your business relationships. You understand that these no disparagement provisions do not apply on occasions when you or Company representatives are subpoenaed or ordered by a court or other governmental authority to testify or give evidence and must, of course, respond truthfully, to conduct otherwise protected by the Sarbanes-Oxley Act, or to conduct or testimony in the context of enforcing the terms of this Agreement or other rights, powers, privileges, or claims not released by this Agreement. You also understand that the foregoing no disparagement provisions do not apply on occasions when you or Company representatives provide truthful information in good faith to any federal, state, or local governmental body, agency, or official investigating an alleged violation of any antidiscrimination or other employment-related law or otherwise gathering information or evidence pursuant to any official investigation, hearing, trial, or proceeding. Nothing in these no disparagement provisions is intended in any way to intimidate, coerce, deter, persuade, or compensate you or Company representatives with respect to providing, withholding, or restricting any communication whatsoever to the extent prohibited under 18 U.S.C. ss.ss. 201, 1503, or 1512 or under any similar or related provision of state or federal law.



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

Confidentiality and Noncompetition. You agree that you will keep the terms, amount, and fact of this Agreement completely confidential, and that, except as required by law or authorized in writing by the Company, you will not hereafter disclose any information concerning this Agreement to anyone other than your immediate family and professional representatives who will be informed by you of, and must agree to be bound by, this confidentiality clause before you disclose any information about this Agreement to them.

(a) You acknowledge that you have had or will have unlimited access to confidential information and business methods relating to the Company's business and operations and that the Company would be irreparably injured and the goodwill of the Company would be irreparably damaged if you were to breach the covenants set forth in this Confidentiality Section. You further acknowledge that the covenants set forth in this Confidentiality Section are reasonable in scope and duration and do not unreasonably restrict your association with other business entities, either as an employee or otherwise as set forth herein.

(b) During the Consulting Fee Period and thereafter, except as may be required by law or necessary in connection with any dealings with any public agency or authority or upon the express authorization of the Company, you will not disclose, disseminate, divulge, discuss, copy or otherwise use or suffer to be used, including but not limited to in competition with, or in a manner harmful to the interests of, the Company, any confidential information (written or oral) respecting any material aspect of the Company's business, excepting only use of such data or information as is (i) at the time disclosed, through no act or failure to act on your part, generally known or available; (ii) furnished to you by a third party as a matter of right and without restriction on disclosure; or
(iii) required to be disclosed by court order. You agree that you will promptly return to the Company any and all materials in tangible or electronic form containing confidential information belonging to the Company. The duty to maintain the confidentiality of the Company's confidential information that is not also a trade secret, as that term is defined by applicable law, shall cease on the second anniversary of your Separation Date.

(c) During the Non-Competition Period, as defined below, you agree that you will not in the states of California, Florida, Georgia, Illinois, Iowa, New Jersey, Ohio or Texas, directly or indirectly, whether as an individual on your own account, or as a shareholder, partner, member, joint venturer, director, officer, employee, consultant, creditor and/or agent, of any person, firm or organization or otherwise:

         (i) own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity or otherwise engage in any business that is engaged in the business of the Company or any of the Company's subsidiaries (collectively, "Subsidiaries"), as such business is conducted on the Separation Date;

         (ii) directly or indirectly solicit, encourage or induce any person who is a present or future employee, officer, agent, affiliate or customer of the Company or any Subsidiary to terminate or materially alter such person's relationship with the Company or such Subsidiary; or



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         (iii) induce any supplier of the Company or any Subsidiary, to refuse to do business with the Company or any Subsidiary, on as favorable terms as previously done with the Company or any Subsidiary, as the case may be.

         For purposes of this Agreement, "Non-Competition Period" shall mean the period from the Separation Date until the second anniversary of the Separation Date with the Company.

(d) Notwithstanding anything herein to the contrary, you will be permitted to own shares of any class of capital stock of any publicly held corporation so long as your aggregate holdings represent less than one percent (1%) of the outstanding shares of such class of capital stock.

(e) You acknowledge that a breach or threatened breach of the terms of this confidentiality and noncompetition provision by you would result in material and irreparable injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, the Company shall be entitled to injunctive relief in the event of your breach or threatened breach of any of the terms contained in this section concerning confidentiality and non-competition. The Company acknowledges that any disclosure or threatened disclosure by it of confidential information about you, other than as required by law, or any unlawful interference by the Company with your right to engage in gainful employment not prohibited by this Agreement would result in material and irreparable injury to you and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, you shall be entitled to injunctive relief in the event the Company discloses confidential information about you (other than as required by law) or unlawfully interferes with your right to engage in gainful employment permitted by this Agreement.

(f) The undertakings in the provisions of this Agreement regarding confidentiality and noncompetition shall survive the termination of other arrangements in this Agreement.

Release of Claims. Except for any claims you may have for workers' compensation benefits, unemployment compensation benefits, vested pension benefits, or health care, disability, or other similar welfare benefits (which are not released by this Agreement) and in further consideration of the benefits we have agreed to provide you, you do hereby release and forever discharge the Company and all of its present and former divisions, subsidiaries, affiliates, predecessors, successors, and assigns, their benefit plans and programs, or any of their respective present or former agents, directors, officers, trustees, employees, owners, representatives or attorneys (hereinafter collectively referred to as the "Releasees") from any and all claims, liabilities, agreements, damages,



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losses, or expenses (including attorney's fees and costs actually incurred) of any nature whatsoever, whether known or unknown (hereinafter "Claim" or "Claims"), that you have, may have had, or may later claim to have had against any of them for personal injuries, losses or damage to personal property, breach of contract (express or implied), breach of any covenant of good faith (express or implied), or any other losses or expenses of any kind (whether arising in tort or contract or by statute) resulting from anything that has occurred prior to the date you execute this Agreement. This release includes, but is not limited to, any Claims for back pay, liquidated damages, compensatory damages, or any other losses or other damages to you or your property resulting from any claimed violation of local, state, or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, 42 U.S.C. ss. 2000e et seq.; 42 U.S.C. ss. 1981; the Age Discrimination in Employment Act of 1967, 29 U.S.C. ss. 621 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. ss. 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. ss. 2601 et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. ss. 1001 et seq.; the Workers' Adjustment and Retraining Notification Act, 29 U.S.C. ss. 2101 et seq.; the Texas Employment Discrimination Law, Tex. Lab. Code ss. 21.001 et seq.; and claims under any other federal, state or local statutory or common law. The foregoing release of Claims expressly includes a waiver of any right to recovery for the Claims released herein in any and all private causes of action and/or charges and/or in any and all complaints filed with, or by, any governmental agency and/or other person or tribunal. This Agreement does not, however, waive rights or claims that may arise after the date you sign it below, including, but not limited to, claims based on any alleged breach of this Agreement by the Company.

You expressly waive and relinquish all rights and benefits that you may have under any state or federal statute or common law principle that would otherwise limit the effect of this Agreement to Claims known or suspected prior to the date you execute this Agreement, and do so understanding and acknowledging the significance and consequences of such specific waiver.

You understand that by executing this Agreement, you are giving up any claims you may have at that time against the Releasees for such things as employment discrimination and wrongful discharge, among others, regardless of whether you had ever asserted such claims before your execution of this Agreement and regardless of whether you knew you had such claims before your execution of this Agreement. You are not, however, giving up any claims against the Releasees that are expressly excluded from the scope of this "Release of Claims" provision, and you are not giving up any rights or claims based on events (such as actions by the Releasees) that occur after you execute this Agreement, including, but not limited to, claims based on an alleged breach of this Agreement by the Company.

Covenant Not to Sue. You agree that, except to the extent such right may not be waived by law, you will not commence any legal action or lawsuit or otherwise assert any legal claim seeking relief for any Claim released or waived under the Release of Claims provision above. This "covenant not to sue" does not, however, prevent or prohibit you from seeking a judicial determination of the validity of


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your Release of Claims under the Age Discrimination in Employment Act ("ADEA").
In addition, this "covenant not to sue" does not prevent or prohibit you from filing any administrative complaint or charge against the Releasees (or any of them) with any federal, state, or local agency, including, for instance, the U.S. Equal Employment Opportunity Commission or the U.S. Department of Labor, but you understand by signing this Agreement, you will have no right to recover monetary damages or obtain individual relief of any kind in such proceeding.

Directors and Officers Insurance. In your role as an Independent Contractor and Consultant, the Company agrees to name you as an insured on the directors and officers insurance policy that it has in effect between the effective date of this Agreement and January 31, 2006. The Company also acknowledges and agrees that you are named as an insured on the SurgiCare, Inc. tail insurance policy that it currently has in effect, Policy No. 978-42-21 and that you shall remain named as an insured on that policy during the three years of run-off coverage through December 21, 2007.

Consequences of Breach. You agree that you will indemnify and hold the Releasees harmless from any loss, cost, damage, or expense (including attorneys' fees) incurred by them arising out of your breach of any portion of this Agreement. For the purposes of this paragraph, a subsequent legal challenge to the validity of your release of claims under the Age Discrimination in Employment Act (ADEA) in this Agreement will not be considered a breach of this Agreement. The Company agrees that it will indemnify and hold you harmless from any loss, cost, damage, or expense (including attorneys' fees) incurred by you arising out of the Company's breach of any portion of this Agreement.

Effect of This Agreement. This Agreement sets forth the entire agreement between you and the Company with respect to your separation from the Company and the rights, benefits, and payments to which you are entitled with respect to your separation from the Company. This Agreement supersedes your Employment Agreement dated December 15, 2004 in its entirety, and you acknowledge that that Employment Agreement no longer governs your separation from employment with the Company.

Severability. The provisions of this Agreement are severable, and if any term of this Agreement is held to be illegal, invalid, or unenforceable by a court of competent jurisdiction, the remaining terms shall remain in full force and effect.

Consideration Period. Because the arrangements discussed in this Agreement affect important rights and obligations, we advise you to consult with an attorney before you agree to the terms set forth herein. You have twenty-one
(21) days from the date you receive this Agreement within which to consider it, and you may take as much of that time as you wish before signing. If you decide to accept the benefits offered herein, you must sign this Agreement on or before the expiration of the 21-day period and return it promptly to the Company. If you do not wish to accept the terms of this Agreement, you do not have to do anything.



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Revocation Rights. For a period of up to and including seven (7) days after the date you sign this Agreement, you may revoke it entirely. No rights or obligations contained in this Agreement shall become enforceable before the end of the 7-day revocation period. If you decide to revoke the Agreement, you must deliver to the Company (Attention: Terry Bauer, Orion HealthCorp, Inc., 1805 Old Alabama Road, Suite 350, Roswell, GA 30076) a signed notice of revocation on or before the last day of this 7-day period.

Effective Date. This Agreement shall become effective (the "Effective Date") eight (8) days after the date you execute it below, unless it is earlier revoked by you pursuant to the provisions set forth in the "Revocation Rights" section of this Agreement. Upon delivery of a notice of revocation by the Company, this Agreement shall be canceled and void, and neither you nor the Company shall have any rights or obligations arising under it.

Governing Law. This Agreement and any disputes that may arise under this Agreement shall be governed by the law of the State of Georgia.

Acknowledgments. If the terms of this Agreement correctly set forth our agreement, please so indicate by signing in the appropriate space below. Your signature will be an acknowledgment that no other promise or agreement of any kind has been made to you by the Company to cause you to execute this Agreement, that you had twenty-one (21) days to review this letter and to consult with an attorney or other person of your choosing about its terms before signing it, that the only consideration for your signature is as indicated above, that you fully understand and accept this Agreement, that you are not coerced into signing it, and that you signed it knowingly and voluntarily because it is satisfactory to you.

Orion HealthCorp, Inc.

/s/ Terrence L. Bauer
---------------------
Terrence L. Bauer
CEO

I have carefully read the above Confidential Separation Agreement and General Release, understand the meaning and intent thereof, and voluntarily agree to its terms this 8th day of November, 2005.

/s/ Keith G. LeBlanc
--------------------
Keith G. LeBlanc

Employee acknowledges that he first received this Agreement on November 8, 2005.

/s/ Keith G. LeBlanc
--------------------
Keith G. LeBlanc



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